Exhibit 10.6

LOAN PURCHASE AGREEMENT

This LOAN PURCHASE AGREEMENT, dated December 28, 2011, is entered into by and among Evangelical Christian Credit Union, a California state chartered credit union (the “Buyer”), Ministry Partners Investment Company, LLC, a California limited liability company (the “Seller”) and Ministry Partners Funding, LLC, a Delaware limited liability company (“MPF”).  Seller and MPF are hereinafter collectively referred to as the “Ministry Partners Parties”.

BACKGROUND INFORMATION

From time to time, Seller or the Ministry Partners Parties have acquired certain loan participation interests and mortgage loans from Buyer pursuant to a standard form of a Non-Recourse Participation Agreement enter into by and between Seller and Buyer and Mortgage Loan Purchase Agreement entered into by and among Buyer and MPF, dated October 30, 2007 (collectively, the “Purchase Agreements”).  Seller and the Ministry Partners Parties have notified Buyer of its claim that Buyer has breached cerain provisions of the Purchase Agreements in connection with or relating to the following mortgage loans or loan participation interests:

(i)           a loan participation interest in a Mortgage and Promissory Note delivered by Ammishaddai Deliverance Ministries, as borrower (“ADM”), copies of which are attached hereto as Exhibit “A”, in favor of Buyer and thereafter sold to Seller;

(ii)           a Deed of Trust and Promissory Note delivered by Steve Ams Ministries d/b/a Chapel of Praise Church, as borrower (“SA Ministries”), copies of which are attached hereto as Exhibit “B”, to Buyer and thereafter transferred to MPF and then to Seller; and

(iii)           a loan participation interest in a Deed of Trust and Promissory Note delivered by Faith Builders International Ministries of Arizona, Inc., as borrower (“Faith Builders”), copies of which are attached hereto as Exhibit “C”, in favor of the Buyer and then sold to Seller.

The Ministry Partners Parties have alleged that Buyer has breached certain terms and conditions of the Purchase Agreements, thereby causing them to incur substantial damages with respect to such mortgage loan interests and Buyer disputes such allegations and waives no rights, and intends to preserve all of its defenses with respect to such claims, allegations and notices.  In an effort to amicably resolve such claims and allegations, Buyer and Seller have engaged in arms-length settlement negotiations that included the exchange of confidential materials and information.  As a result of such negotiations, Buyer and Seller have agreed to fully resolve the claims and allegations made by Seller pursuant to the Purchase Agreements and, to that end, have agreed to enter into and consummate this Loan Purchase Agreement (the “Agreement”).

OPERATIVE PROVISIONS

1.           Purchase of Loan Interests.  Seller agrees to sell, transfer and assign to Buyer, on a non-recourse basis, all rights, title and interest to the following mortgage loans and loan participation interests:

(i)           in that certain Promissory Note and Mortgage, dated April 7, 2008 consisting of an undivided interest of approximately 93.70%, delivered by ADM to Buyer and thereafter sold to Seller pursuant to a Non-Recourse Participation Agreement, dated May 27, 2008 (the “ADM Participation Interest”), copies of which are attached hereto as Exhibit “D”; and

(ii)           that certain Deed of Trust and Promissory Note, dated April 30, 2008, as amended, delivered by SA Ministries to Buyer and thereafter sold to MPF on June 16, 2008 pursuant to the terms and conditions of the Mortgage Loan Purchase Agreement entered into by and among Buyer and MPF effective as of October 30, 2007 (the “SA Ministries Loan”), copies of which are attached hereto as Exhibit “B”.  The Ministry Partners Parties further assign, transfer and convey all claims, rights, defenses, causes of action, rights or interests of any nature that it is entitled to raise, to defend and otherwise protect its interests in (i) the action commenced by Alief Independent School District against Steve Ams Ministries d/b/a Chapel of Praise Church against Ministry Partners Investment Company, LLC d/b/a Ministry Partners Funding Company, LLC filed in the 164th Judicial District in Harris County, Texas (Cause No. 2011-05565); and (ii) action commenced by Harris County, et al against Steve Ams Ministries d/b/a Chapel of Praise Church against Ministry Partners Funding, LLC in the 11th Judicial District, Harris County, Texas (Suit No. 2011-00930).

The parties hereto agree that Seller’s transfer of all rights, title and interest to the ADM Participation Interest and the SA Ministries Loan shall be made on a non-recourse, as-is basis and, subject to the Ministry Partners Parties’ performance of its obligations under this Agreement, Seller shall have no further obligations of any kind with respect to such ADM Participation Interest and SA Ministries Loan.  It is the intention of the parties hereto that the sale, transfer and assignment by Seller of the ADM Participation Interest and SA Ministries Loan shall constitute a complete sale and assignment of all of Seller’s rights and, as a result, such purchased loan interests will not be a part of Seller’s estate in the event of any liquidation, reorganization or similar insolvency proceeding relating to Seller.  Seller further agrees to take any and all actions as may be reasonably necessary to ensure that all rights, title and interest in the ADM Participation Interests and SA Ministries Loan is vested in Buyer.  Accordingly, Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take such further actions as Buyer may reasonably request to protect Buyer’s interest in such ADM Participation Interest and SA Ministries Loan or to enable Buyer or its transferees to enforce any of their respective rights under this Agreement.

2.           Purchase Price  As consideration for the transfer of all rights, title and interest in the ADM Participation Interest and SA Ministries Loan to Buyer and delivery of the release furnished by the Ministry Partners Parties as described in Section 4 below, Buyer agrees to pay or cause the delivery of a cash payment of four million five hundred thousand dollars ($4,500,000) (the “Purchase Payment”) contemporaneously with the execution of this Agreement, the execution of the transfer documentation relating to the ADM Participation Interest, the SA Ministries Loan, and documentation relating to the assignment of the Faith Builders loan participation interest, Promissory Note and Deed of Trust, and delivery of releases contemplated by this Agreement.  In addition to delivering the Purchase Payment, Buyer agrees to transfer and assign all rights, title and interest to Seller in:

(i)           that certain Deed of Trust and Promissory Note, dated June 30, 2007, consisting of an undivided interest of approximately 1.00%, delivered by Faith Builders, as borrower, in favor of Buyer; and

(ii)           that certain Deed of Trust and Promissory Note, dated June 15, 2009, delivered by Faith Builders, as borrower, in favor of Buyer.

The parties hereto agree that Buyer’s transfer of all rights, title and interest to the Faith Builders  loan participation interest, Deed of Trust and Promissory Note shall be made on a non-recourse, as-is basis and, subject to Buyer’s performance of its obligations under this Agreement, Buyer shall have no further obligations of any kind with respect to such  loan participation interest as lead lender.  It is the intention of the parties hereto that the sale, transfer and assignment by Buyer of the Faith Builders loan participation interest and mortgage loan shall constitute a complete sale and assignment of all Buyer’s rights to such purchased loan interests and, as a result, such transferred loan interests shall not be a part of Buyer’s estate in the event of any liquidation, reorganization or similar insolvency proceeding relating to Buyer.  Buyer further agrees to take any and all actions as may be reasonably necessary to ensure that all rights, title and interest in the Faith Builders loan participation interest, Deed of Trust and Promissory Note is vested completely in Seller.  Accordingly, Buyer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take such further action as Seller may reasonably request to protect Seller’s interest in such Faith Builders mortgage loan or to enable Seller or its transferees to enforce any of their respective rights under this Agreement.

3.           Closing Date.  The closing of the transactions contemplated hereunder shall occur on or before December 31, 2011.

4           Release.

(a)           Except as set forth in Section 5, the Ministry Partners Parties irrevocably and unconditionally grant a full, final, and complete release, waiver, and discharge of all alleged or actual claims, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, liabilities, losses, debts, costs, expenses, obligations, demands, claims for accountings or audits, alleged events of default, damages, rights, and causes of action of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, fixed or contingent, in contract, tort, or otherwise, secured or unsecured, accrued or unaccrued, whether direct, derivative, or brought in any other capacity that the Ministry Partners Parties may now or may hereafter have against Buyer arising out of or relating to (i) the origination, sale, assignment or delivery of the mortgage loans or participation interests, more particularly described in Exhibit “E” hereto (the “Released Loans” or each a “Released Loan”), transferred, sold or assigned to the Ministry Partners Parties, including the representations and warranties made in connection with the sale, delivery or assignment of such Released Loans to the Ministry Partners Parties or any alleged obligation of Buyer to repurchase or otherwise compensate the Ministry Partners Parties for any such Released Loan on the basis of any representations or warranties or otherwise or failure to cure any alleged breach arising in any way from or under the Purchase Agreements, (ii) the documentation relating to the Released Loans held by the Ministry Partners Parties, (iii) the servicing of the Released Loans held by the Ministry Partners Parties (including any claim relating to the timing of collection efforts or foreclosure efforts, loss mitigation, or that servicing includes an obligation to take any action or provide any notice towards, or with respect to, the possible repurchase of mortgage loans by the Buyer, or any other person); or (iv) any actions, or alleged omissions of an obligation to undertake action or any claim relating to any obligations or duties of Buyer, acting in its capacity as (A) lead lender under a loan participation purchase agreement entered into by and between Seller or the Ministry Partners Parties and Buyer, (B) as servicer under that certain Loan Servicing Agreement dated May 21, 2008, as amended, by and between Buyer and Seller, or (C) as servicer under that certain Loan, Security and Servicing Agreement dated October 30, 2007, as amended, by and among Buyer, MPF, and other parties; in all cases relating to actions taken, transactions, omissions to act or factual matters that occurred prior to the effective date of this Agreement (collectively, all such claims being defined as the “Ministry Partners Released Claims”).

(b)           The release and waiver in set forth in Section 4(a) is intended to include, and upon its effectiveness shall include, any claims or contentions that Buyer, is liable on any theory of successor liability, vicarious liability, veil piercing, de facto merger, fraudulent conveyance, or other similar claim or theory for the obligations, exposure, or liability of any of its representatives of agents, and assigns thereof, with respect to the Ministry Partners Released Claims.

(c)           Except as provided in Section 5(a), the release and waiver in Section 4 includes: (i) all claims based in whole or in part on any actions, inactions, or practices of the Buyer undertaken in its capacity as servicer or as lead lender under a loan participation agreement as to the Released Loans held by the Ministry Partners Parties or relating to actions taken that occurred prior to the effective date of this Agreement.

5.           Claims Not Released.

(a)           Administration of the Released Loans. The release and waiver described in Section 4 shall not include claims based solely on the action, inaction, or practices of Buyer in its aggregation and remittance of mortgage loan payments, accounting for principal and interest, and preparation of tax-related information in connection with the mortgage loans and the ministerial operation and administration of the Released Loans held by the Ministry Partners Parties for which the Buyer receives servicing fees or acts as the lead lender under a loan participation agreement or for actions, inactions, or practices it undertakes as servicer or lead lender in connection with the Released Loans; provided that such actions or omissions and administrative claims are based on actions taken or omitted to be taken that occur after the effective date of this Agreement and are governed by the terms of the operative agreements entered into by and between Seller and Buyer.

(b)           Indemnification Rights. It is further understood and agreed that Seller and the Ministry Partners Parties shall be held harmless and indemnified by Buyer for any and all claims, demands, causes of action, remedies, actions for attorneys fees, costs and expenses arising out of or relating to (i) the filing of a lawsuit on behalf of Harris County, Texas, and the other county tax authorities for recovery of delinquent ad valorem taxes against SA Ministries and MPF filed in the District Court, 11th Judicial District, Harris County, Texas (Suit No. 2011-00930); and (ii) an action for recovery of delinquent ad valorem property taxes filed by Alief Independent School District against SA Ministries and Seller filed in the 164th Judicial District Court of Harris County, Texas (Suit No. 2011-195429-1).

(c)           Loan Purchase Agreement Rights; Other Agreements. Except as otherwise provided in this Agreement, the parties do not release any rights or claims against each other to enforce the terms of this Agreement or any other agreement that Buyer and Seller have entered into.

6.           Release of Unknown Claims.  Each of the parties acknowledges that it has been advised by its attorneys concerning, and is familiar with, California Civil Code Section 1542 and expressly waives any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to the provisions of the California Civil Code Section 1542, including that provision itself, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that inclusion of the provisions of this Section 6 to this Agreement was a material and separately bargained for element of this Agreement.

7.           Representations and Warranties by Each Party.  Each party to this Agreement represents, warrants, and agrees as to itself as follows:

(a)           It is duly organized, validly existing, and (to the extent applicable) in good standing under the laws of the jurisdiction in which it is organized. It has the corporate, organizational or other power and authority (including contractual and/or regulatory authority to the extent applicable) necessary to execute, deliver, and perform its obligations under this Agreement, and to complete the transactions contemplated hereby, including with respect to any other entities, or on behalf of which it is signing this Agreement, and the execution, delivery, and performance of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, organizational, or other action. Assuming the due authorization, execution, and delivery of this Agreement by the other parties, this Agreement constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms.

(b)           It has not relied upon any statement, representation, or promise of any other party (or of any representative or attorney of or for any other party), in executing this Agreement, except for the representations, warranties, covenants, and other obligations set forth in this Agreement.  It is further acknowledged and understood that the Buyer and Seller each have made their own independent judgment concerning the reasonableness and advantageousness of this Agreement and its terms.

(c)           It is not entering into this Agreement with the intent of hindering, delaying, or defrauding any of its respective current or future creditors.

(d)           It has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining thereto as it deems necessary.

(e)           It has read this Agreement and understands the contents hereof, has consulted with counsel of its choice with respect to this Agreement and has executed this Agreement voluntarily and without duress or undue influence on the part of or on behalf of any other party.

(f)           It has not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, or causes of action released or waived by this Agreement.

(g)           Seller further represents that it is the legal and beneficial owner of the ADM Participation Interest and SA Ministries Loan free and clear of any adverse claim, lien or encumbrance, except as otherwise provided for in the ADM Participation Interest or SA Ministries Loan.  Such ADM Participation Interest and SA Ministries Loan are freely assignable and transferable by Seller and its assigns without the consent of any other person and neither mortgage loan interest has been assigned or pledged except as contemplated by this Agreement.  Upon execution of this Agreement and transfer documents relating to the ADM Participation Interest and SA Ministries Loan, Buyer shall have the good and indefeasible title to such mortgage loan interests and shall be the sole owner thereof.

(h)           Buyer further represents that it is the legal and beneficial owner of the legal and beneficial owner of the Faith Builders loan participation interest and Deed of Trust and Promissory Note described in Section 2(i) and (ii) herein free and, clear of any adverse claim, lien or encumbrance, except for the loan participation interest owned by Seller in the loan described in Section 2(i) herein.  The Faith Builders loan participation interest, Deed of Trust and Promissory Note described in Section 2(i) and (ii) herein are freely transferable and assignable by Buyer and its assigns without consent of any other person.  Neither the loan participation interest, nor the Deed of Trust and Promissory Note described in Section 2(i) and (ii) herein have been assigned or pledged except as contemplated by this Agreement.  Upon execution of this Agreement and the transfer documentation assigning such mortgage loan interests in accordance with the terms and conditions of this Agreement, Seller shall have good and indefeasible title to such mortgage loan interests described in Section 2(i) and (ii) and shall be the sole owner thereof.

8.           Survival of Representations and Warranties.  The representations, covenants and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement.

9.           Non-Disparagment.  Each party will instruct its executive officers, board members and key employees not to disparage any other party with respect to the matters, actions, claims, allegations or information exchanged by the parties relating to any loans or participation interests acquired by the Ministry Partners Parties.

10.           Seller’s Agreement Regarding Actions Taken After the Effective Date of the Agreement.  Seller covenants that it will not take any action with respect to any mortgage loan or participation interest subject to this Agreement that is intended or reasonably could be expected to be adverse to Buyer or inconsistent with the intent, terms, and conditions of this Agreement, and it will not commence or assist in the commencement of any litigation based upon any of the claims subject to the release and waiver in Section 4.

11.           Confidentiality.  All matters relating to the negotiation of this Agreement, including confidential information exchanged between any parties hereto in connection with such negotiation, other than the Agreement, shall be and remain confidential (the “Confidential Information”) and shall not be disclosed to anyone other than the parties hereto and their counsel, except that such information may be disclosed: (a) in an action by any party to enforce this Agreement, to the extent reasonably required for the purposes of enforcement, (b) in response to a court order, subpoena, or other demand made in accordance with applicable law, rule, or regulation, (c) (i) as required by law, rule, accounting rule, or regulation, including U.S. securities laws, including any change in law, rule, accounting rule, or regulation, or (ii) in response to a request to a party made by a governmental authority having jurisdiction over such party, or (iii) as Seller may elect in its sole discretion as part of its filings with the Securities and Exchange Commission on Forms 8-K, 10-Q, or 10-K and related disclosures, including disclosures and communications to any of Seller’s equity owners, current or potential investors, or other governmental authorities, and (d) to such party’s subsidiaries, affiliates, their respective directors, managers, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, insurers and reinsurers, successors, assigns, and employees, who have a need to know and are under a duty to implement appropriate measures to maintain the confidentiality, security, and integrity of such information. Should any party receive a request for disclosure with respect to any Confidential Information except as pursuant to subsection (c) or (d) of this Section 11, the party receiving such a request shall promptly, and in no case more than five (5) business days following receipt of such a request (so long as it is legally permitted to provide such notification), notify the other parties to afford them the opportunity to object or seek a protective order prior to the disclosure of any such information.

12.           No Admission.  In no event shall this settlement of claims, or this Agreement, the activities performed in contemplation of, in connection with, or in furtherance of this Agreement, public statements made by any party or any of their representatives, concerning or relating to the Agreement, or any communications or negotiations with respect thereto be construed, deemed, used, asserted, or admitted as evidence of an admission or a concession on the part of any party as to any liability, unlawful or improper conduct on any subject whatsoever; provided that nothing in this Section 12 shall preclude the use of the Agreement and the circumstances surrounding its execution to enforce the Agreement. The Buyer has denied and continues to deny any and all wrongdoing of any kind whatsoever, and retains, and does not waive, any and all positions, defenses, and responses that it may have with respect to such matters.

13.           No Amendment of Other Agreements.  Except as provided in Section 4 above, nothing in this Agreement is intended to, or does, amend any of the Purchase Agreements or any servicing agreement or participation interest purchase agreement that has been entered into by and among Buyer, Seller and the Ministry Partners Parties.

14.           Binding Agreement on Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties’ successors and assigns. This Agreement may not be assigned by any of the parties without the prior written consent of each of the other parties hereto and any attempted assignment in violation of this provision shall be null and void.

15.           Governing Law; Waiver of Jury Trial.  This Agreement and any claim, controversy, or dispute arising under or related to this Agreement or the settlement shall be governed by, and construed in accordance with, the laws of the State of California and the laws of the United States applicable to contracts entered into and completely performed in California. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

16.           Construction.  The terms, provisions, and conditions of this Agreement represent the results of negotiations among the parties. The terms, provisions, and conditions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings. Each of the parties expressly, knowingly, and voluntarily waives the application, in connection with the interpretation and construction of this Agreement, of any rule of law or procedure to the effect that ambiguous or conflicting terms, conditions, or provisions shall be interpreted or construed against the party whose legal counsel prepared the executed version or any prior drafts of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

17.           No Third-Party Rights or Obligations.  No person not a party to this Agreement shall have any third-party beneficiary or other rights under this Agreement. Under no circumstances shall any person not a party hereto have any right to sue under or otherwise directly enforce this Agreement. For the avoidance of doubt, nothing in this Agreement confers any right or ability to sue to any present or former mortgage loan borrower, nor does this Agreement create any obligation on the part of any person to any such borrower.

18.           Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement. The parties intend that faxed signatures and electronically-imaged signatures such as PDF files shall constitute original signatures and are binding on all parties. An executed counterpart signature page delivered by facsimile or by electronic mail shall have the same binding effect as an original signature page. This Agreement shall not be binding until all parties have signed and delivered a counterpart of this Agreement whether by mail, facsimile, or electronic mail.

19.           Modification and Waiver.  This Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by the parties. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to comply strictly with the provisions of this Agreement.

20.           Further Assurances.  The parties agree to use their reasonable best efforts and cooperate in good faith to fully effectuate the intent, terms, and conditions of this Agreement and the settlement, including by executing and delivering all additional documents and instruments, doing all acts not specifically referred to herein that are reasonably necessary to fully effectuate the intent, terms, and conditions of this Agreement, and refraining from taking any action (or assisting others to take any action) contrary to or inconsistent with the intent, terms, and conditions of this Agreement.

21.           Entire Agreement.  The Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

22.           Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service, or (c) delivered in person, to the parties at the following addresses:

If the Buyer, to:

Evangelical Christian Credit Union
955 West Imperial Highway
Brea, CA 92821
Attn:  Mark G. Holbrook, President/CEO

If the Seller, to:

Ministry Partners Investment Company, LLC
915 West Imperial Highway, Suite 120
Brea, CA 92821
Attn:  Billy M. Dodson, Chief Executive Officer and President

If MPF, to:

Ministry Partners Funding, LLC
915 West Imperial Highway, Suite 120
Brea, CA 92821
Attn:  Billy M. Dodson, President

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

Evangelical Christian Credit Union
By: /s/ S. Robert Yi
Name: S. Robert Yi Title: Executive Vice President and General Counsel
By: /s/ Michael Koch
Name: Michael Koch Title: Senior Vice President and Chief Financial Officer Dated: March 28, 2011

Ministry Partners Investment Company, LLC

By: /s/ Billy Dodson
Name: Billy Dodson
Title: President and Chief Executive Officer
Dated: December 28, 2011

Ministry Partners Funding, LLC
By: /s/ Billy Dodson
Name: Billy Dodson
Title: President
Dated: December 28, 2011